Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Mark R. Lanning

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, OH 45206

(513) 559-5200

www.frischs.com

investor.relations@frischs.com

Frisch’s Announces Closing of the

Sale of its Golden Corral Business

CINCINNATI, Ohio — May 17, 2012 — Frisch’s Restaurants, Inc. (NYSE MKT: FRS) today announced the closing of the previously announced sale of all of its Golden Corral operations and real estate consisting of 29 restaurants in Ohio, Indiana, Kentucky, West Virginia and Pennsylvania to Golden Corral Corporation. The purchase price for the sale is $49.8 million, before adjustments for the proration of real estate taxes and personal property taxes, final inventory amounts, and other closing adjustments.

The Company will recognize a loss on the transaction against its pretax earnings in the fourth quarter (ending May 29, 2012) of fiscal year 2012, currently estimated between $5.1 million and $5.3 million, which includes transactional costs, and which will result in a loss for the Company’s fourth fiscal quarter. For the 2012 fiscal year ending May 29, 2012, the Company currently expects to report a profit.

President and Chief Executive Officer, Craig F. Maier commented, “The closing of this transaction marks an important milestone in our strategic process to enhance shareholder value and we will continue to focus on that process by evaluating alternative uses for the proceeds from this sale.”

Further information related to the sale of the Golden Corral segment, including pro-forma financial information, will be provided in a related Form 8-K Current Report that will be filed with the Securities and Exchange Commission.

About Golden Corral Franchising Systems

Founded in 1973, privately held Golden Corral Corporation is headquartered in Raleigh, North Carolina. Golden Corral currently has 485 restaurants in 41 states.

About Frisch’s Restaurants, Inc.

Frisch’s is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the company’s filings with the Securities and Exchange.

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